JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of a statement on Schedule 13D and any amendments thereto with respect to the common shares of Mawson Infrastructure, Inc. beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

Date:   January 6, 2026
ENDEAVOR BLOCKCHAIN LLC
/s/ Joshua Kilgore
By: Joshua Kilgore
Its: Managing Member
/s/ Joshua Kilgore
Joshua Kilgore
/s/ Cody Smith
Cody Smith

PM SQUARED, LLC /s/ Phil Stanley
By: /s/ Phil Stanley
Its: Managing Member